EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate June 29, 2011	Investor Contact: Jon Swets Senior Vice President and CFO 616-494-7645

Macatawa Bank Corporation
Successful Public Offering Oversubscribed

Holland, Mich., June 29, 2011. Macatawa Bank Corporation (NASDAQ: MCBC) today announced completion of its successful public offering of common stock. Macatawa Bank Corporation common stock is traded on The Nasdaq Global Select Market under the ticker symbol "MCBC."

At 5:00 p.m., Eastern Time, on June 27, 2011, the Company's public offering of shares of common stock expired. The public offering was oversubscribed and, as permitted under the terms of the offering, the Company, in its discretion, allocated shares in the public offering among investors.

In the public offering, shareholders and other investors purchased a total of 4,456,186 shares of the Company's common stock at a price of $2.30 per share, for an aggregate purchase price of approximately $10.25 million. In the Company's rights offering, completed on June 7, 2011, shareholders exercising their rights purchased a total of 4,456,186 shares of the Company's common stock at a price of $2.30 per share, for an aggregate purchase price of approximately $10.25 million. Combined, the Company sold an aggregate of 8,912,372 shares at a price of $2.30 per share, for an aggregate purchase price of approximately $20.50 million.

The Company also converted its 2% Subordinated Note due 2018 in the aggregate principal amount of $1,000,000 into 491,830 shares of common stock in accordance with the terms of the note.

The shares sold in the offering and the conversion of the note into shares of common stock resulted in the Company raising total additional common equity capital of $21.50 million.

The original size of the offering, 17,826,086 shares, was selected by the Board of Directors as the size required to be able to offer each existing shareholder the right to buy one share of common stock for each share of common stock owned on the record date for the rights offering. This amount was more than the Board of Directors believed to be necessary to meet the Company's capital requirements and the Board of Directors did not expect that all shareholders would exercise their rights to purchase shares in the rights offering. After successful completion of the rights offering to shareholders on June 7, 2011, the Company announced that it had reduced the size of the offering to a total offering size of 8,912,372 shares. The Board of Directors selected this offering size after careful consideration of the success of the rights offering, the number of written expressions of interest to participate in the public offering received, the amount of capital required to comply with the Bank's consent order, the Company's other capital needs, potential dilution to existing shareholders, including those who purchased shares in the rights offering, which could result from the sale of a larger number of shares, and perceived additional interest in the public offering. Having considered these factors, the Board of Directors determined that it was appropriate to limit the number of shares offered in the public offering to the same number of shares purchased in the rights offering.

Richard L. Postma, Chairman of the Board of the Company, said, "our Board of Directors views the offering as a complete success. We were able to achieve our capital raising goals on a local basis, without having to conduct an underwritten offering, and at a price in excess of - not at a discount to - book value per share. We believe our offering is one of only a few recent examples of a successful capital raise by a publicly-traded community banking organization in Michigan. We are extremely pleased with the level of support and investment we received from our shareholders and members of our community."

Postma continued, "the Bank will now have capital in excess of the capital requirements of the consent order, which will make the Bank fully compliant with the requirements of the consent order. As of March 31, 2011 the Bank had, and as of June 30, 2011 the Bank will have, capital levels that would ordinarily qualify it to be categorized as well-capitalized under applicable regulatory standards absent the consent order. We look forward to continuing to work with our regulators as we work toward our goal of eventually having the consent order removed. The successful completion of the offering is an important step toward achieving that goal."

Postma concluded, "the capital raised in the offering not only allows us to comply with our regulatory requirements, but we believe also positions us for long-term growth and success. We now have a capital base that will support future organic growth and consideration of future strategic opportunities. We can also sharpen our focus on continuing to operate the Bank consistent with the improved business and banking principles and procedures that we have implemented and on addressing areas needing further improvement, especially a significant reduction in our level of other-real-estate-owned and nonperforming loans. As we look toward the future with a renewed sense of energy and purpose, our mission continues to be to serve West Michigan as an exceptional locally-owned and locally-managed bank."

The Company intends to use a portion of the net proceeds of the offerings to contribute to the capital of Macatawa Bank to increase its capital and regulatory capital ratios to comply with its regulatory consent order and for general corporate purposes, including funding organic loan growth and long-term strategic opportunities.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company of Macatawa Bank. Macatawa Bank offers a full range of banking, investment and trust services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties, Michigan. Services include commercial, consumer and real estate financing; business and personal deposit services; ATMs and Internet banking services; trust and employee benefit plan services and various investment services.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are identifiable by words or phrases such as "will," "mission," "continues," "look forward," "intends," "view," "toward," "goal," "step," "eventually," 'believe," "position," "future," "long-term," and "strategic." Our ability to have our consent order removed and the timing of removal of the consent order is not entirely within our control and is not assured. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results and outcomes may materially differ from what may be expressed or implied in the forward-looking statements. Risk factors include the risk factors described under the heading "Risk Factors" in our prospectus, dated May 10, 2011, and in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010.